Exhibit 97.1
INCENTIVE-BASED COMPENSATION CLAWBACK POLICY

1.Purpose

The Board of Directors (the “Board”) of Sinclair, Inc., a Maryland corporation (the “Company”), has adopted this Incentive-Based Compensation Recoupment Policy (this “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable Nasdaq Stock Market LLC (the “NASDAQ”) listing rules. This Policy provides for the Company’s recoupment of Incentive-Based Compensation paid erroneously to Covered Executives in the event of a Restatement. Capitalized terms will have the meanings set forth in Section 11.

2.Administration

This Policy will be administered by the Compensation Committee of the Board (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy will be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”) and NASDAQ listing rules. Any determinations made by the Committee will be final and binding on all affected individuals.

3.Recoupment of Incentive-Based Compensation

In the event the Company is required to prepare a Restatement, the Committee will require that the Covered Executive promptly repay or forfeit to the Company, on a pre-tax basis, the full amount of: (a) the amount of any Incentive-Based Compensation received by the Covered Executive that was calculated based on the erroneous data in the original financial statements that were subsequently restated, less (b) the amount of such Incentive-Based Compensation to which the Covered Executive would have been entitled to receive based on the restated financial statements (such excess amount, the “Recoverable Incentive-Based Compensation”).

In the case of compensation based on stock price or total shareholder return, the amount subject to recoupment will be based on a reasonable estimate of the effect of the Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was received.

Such recoupment will apply on a “no-fault” basis—that is, regardless of whether any misconduct occurred or a Covered Executive officer’s responsibility for the Restatement. In addition, the Company’s obligation to recoup Recoverable Incentive-Based Compensation is not dependent on if or when restated financial statements are filed with the SEC.

4.Recoupment Methods

The Committee will determine, in its reasonable discretion, the method or methods for recouping Recoverable Incentive-Based Compensation pursuant to this Policy. The Committee will have no obligation to apply the same method of recoupment to each affected Covered Executive in connection with any Restatement.

5.Exceptions to Recovery for Impracticability

The Committee will recover any Recoverable Incentive-Based Compensation unless such recovery would be impracticable, as determined in good faith by the Committee.

Specifically, no recovery will be required pursuant to this Policy if: (a) the direct expense paid to a third-party to assist in enforcing this Policy would exceed the amount of the Recoverable Incentive-Based Compensation and the Company (i) makes a reasonable attempt to recover the Recoverable Incentive-Based Compensation and (ii) documents such reasonable attempts, which documentation will be provided to the NASDAQ, or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

6.Notice

The Company will provide notice of this Policy to each Covered Executive. In addition, before the Company takes any action to seek recovery of Recoverable Incentive-Based Compensation (“clawback”) pursuant to this Policy or any other action provided for hereunder against a Covered Executive, the Company will provide reasonable notice of such clawback or other action. Notwithstanding anything to the contrary contained herein, the Company’s failure to provide notice will have no impact on the applicability or enforceability of this Policy.

7.Other Recoupment Rights

Any rights or remedies under this Policy are in addition to, and not in lieu of, any other rights or remedies that the Company may have pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement, and any other legal rights and remedies available to the Company, or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities.

8.Amendment

The Committee may amend this Policy from time to time in its discretion, and will amend this Policy as it deems necessary to reflect the regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NASDAQ or any other national securities exchange on which the Company’s securities are then listed.

9.Indemnification or Reimbursement

Neither the Company nor any of its affiliates will: (a) indemnify any Covered Executive against the loss of any incorrectly awarded Incentive-Based Compensation or (b) pay or reimburse any Covered Executive for premiums incurred or paid for any insurance policy to fund such Covered Executive’s potential recovery obligations.

10.Effective Date

This Policy was adopted by the Board on October 31, 2023, and applies to Incentive-Based Compensation that is granted, earned, or vested by Covered Executives on or after October 2, 2023 (the “Effective Date”). For the avoidance of doubt, this Policy will not apply to Incentive-Based Compensation that was received by a Covered Executive prior to the Effective Date.

11.Definitions

For purposes of this Policy:

(a)“Covered Executive” means current and former executive officers who are, or were at any time, during an applicable Covered Period, executive officers as defined in Rule 10D-1(d) of the

Exchange Act, the same definition used to determine the Company’s officers obligated to file Exchange Act section 16(a) beneficial ownership reports. Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment (including after serving in an interim capacity), do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy.

(b)“Covered Period” means the three (3) completed fiscal years immediately preceding the earlier of: (i) the date the Board, a Board committee, or officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that a Restatement is required, or (ii) the date a court, regulator, or other legally authorized body directs the Company to undertake a Restatement. For purposes of clause (ii), the date of the initial court order or other regulatory agency action would be the measurement date for the Covered Period, but the application of this Policy would occur only after such order is final and non-appealable. The Covered Period also includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three (3) completed fiscal years. For the avoidance of doubt, this Policy will not apply to Incentive-Based Compensation that was received by a Covered Executive prior to the Effective Date.

(c)A “financial reporting measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, but not limited to, stock price and total shareholder return. For the avoidance of doubt, (i) financial reporting measures include non-GAAP financial measures for purposes of Regulation G of the Exchange Act, as well as other measures, metrics and ratios that are not non-GAAP measures, and (ii) financial reporting measures may or may not be included in a filing with the SEC, and may be presented outside the financial statements.

(d)“GAAP” means U.S. Generally Accepted Accounting Principles.

(e)“Incentive-Based Compensation” means any compensation that is granted, earned, or vested on or after the Effective Date based wholly or in part upon the attainment of a financial reporting measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. Examples of compensation that is not Incentive-Based Compensation include, but are not limited to: (i) salary (except to the extent that a Covered Executive receives a salary increase earned wholly or in part based on the attainment of a financial reporting measure performance goal), (ii) bonuses paid solely at the discretion of the Board or the Committee that are not paid from a “bonus pool” that is determined by satisfying a financial reporting measure performance goal, (iii) bonuses awarded based solely on completion of a specified period of service, (iv) bonuses awarded based solely on subjective standards, strategic measures, or operational measures, or (v) equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified service period and/or attaining one or more nonfinancial reporting measures.

(f)Incentive-Based Compensation will be deemed to have been “received” during the fiscal period during which the financial reporting measure specified in the compensation award is attained, even if the grant or payment of such Incentive-Based Compensation occurs after the end of such fiscal period.

(g)“Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the correction of the error was recognized in the current period or left uncorrected in the current period (often referred to as a “little R” restatement).